EXHIBIT 10.1

SHAREHOLDERS’ AGREEMENT

dated as of August 20, 2010

(as amended, modified, supplemented or restated from time to time, this “Agreement”),

by and among

Eduard Kučera,

a private individual of Czech nationality, with Czech birth number 530111/112, residing at Praha 10, Vršovice, Bulharská 1213/21, Postal Code 101 00, Czech Republic (“Mr. Kucera”),

and

Pavel Baudiš

a private individual of Czech nationality, with Czech birth number 6005151097, residing at Praha 4, Nusle,  Plamínkové 1581/33, Postal Code 140 00, Czech Republic (“Mr. Baudis”),

Mr. Kucera and Mr. Baudis, collectively, the “Main Shareholders”, and each of them a “Main Shareholder”,

and

Stichting Administratiekantoor Avast Software I,

a foundation (Stichting Administratiekantoor) incorporated and existing under the laws of The Netherlands, having its registered office at Prins Bernhardplein 200, 1097JB Amsterdam, The Netherlands and registered with the trade register in Amsterdam under the registration number 50624385 (the “Stichting”), the Main Shareholders and the Stichting, collectively, the “Existing Shareholders”, and each of them an “Existing Shareholder”,

and

Summit Partners AVT Coöperatief U.A.,

a Dutch Cooperative established and existing under the laws of The Netherlands, having its registered office at Dam 7, 1012 JS Amsterdam, The Netherlands and registered with the Dutch trade register under the registration number 50623982 (the “COOP”)

Summit Investors I, LLC,

a limited liability company established and existing under the laws of Delaware, having its registered office at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, 19801, Delaware, United States, and registered with the Delaware Department of State: Division of Corporations (United States of America) under the registration number 4524876 (“Summit Investors I LLC”)

Summit Investors I (UK), L.P.,

a partnership established and existing under the laws of the Cayman Islands, having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered with the Registrar of Companies for the Cayman Islands under the registration number 25163 (“Summit Investors I UK LP”)

the COOP, Summit Investors I LLC and Summit Investors I UK LP, collectively,

 (the “Investors”),

the Existing Shareholders and the Investors, together with their respective permitted transferees or assigns pursuant to this Agreement, collectively, the “Parties”, and each of them a “Party”,

as well as

AVAST Software B.V.,

a company incorporated and existing under the laws of The Netherlands, having its registered office at Prins Bernhardplein 200, 1097JB Amsterdam, The Netherlands, and registered with the trade register of Amsterdam under registration number 17182514 (the “Company”).

PREAMBLE

WHEREAS, the Existing Shareholders and the Investors own or will own all issued and outstanding shares in the capital of the Company; the Company holds, directly, shares in AVAST Software a.s., further particulars of which are set forth in Annex A (the “Czech Company”) (the Company and the Czech Company, each a “Group Company” and together the “AVAST Group”);

WHEREAS, the Parties concluded a Share Purchase Agreement (as amended, modified, supplemented or restated from time to time, the “Share Purchase Agreement”) on August 20, 2010 pursuant to which the Investors agreed to acquire 36,000 ordinary shares in the capital of the Company from the Existing Shareholders (the “Sale Shares”), subject to such Sale Shares being converted at Closing, but only after the transfer of the Sale Shares to the Investors, into 36,000 convertible preferred shares of the Company (the “Preferred Shares”) for an aggregate amount of USD 100,000,000 (the “Investment Amount”), save that the Investment Amount shall be reduced by any amount paid to the Investors by the Warrantors in connection with a breach of Warranty under the Share Purchase Agreement, and the term shall be construed accordingly. The terms “Warranty” and “Warrantors” shall have the meaning ascribed to them in the Share Purchase Agreement. After giving effect to the transactions contemplated by the Share Purchase Agreement, the Investors own all of the issued and outstanding Preferred Shares in the capital of the Company and the Existing Shareholders own all of the issued and outstanding ordinary shares in the capital of the Company (collectively, the “Shares”).  Any reference to a number of “Shares” shall treat each share of Preferred Shares as the number of ordinary shares into which it is then convertible pursuant to this Agreement and the Company’s amended and restated articles of association having become effective pursuant to the Share Purchase Agreement (as amended, modified, supplemented or restated from time to time, the “Amended and Restated Articles”, a copy of which is attached hereto as Annex B);

WHEREAS, after the Closing a holder of the Preferred Shares shall have a right to convert the Preferred Shares into ordinary shares of the Company. The conversion shall take place by operation of the relevant clauses of the Amended and Restated Articles. Holders of ordinary shares of the Company shall not have the right to convert Preferred Shares into ordinary shares of the Company by operation of the Amended and Restated Articles (other than, for the avoidance of doubt, as set out in this Agreement, the Share Purchase Agreement or the Amended and Restated Articles);

WHEREAS, the Parties believe it to be in the best interest of the Company and its Shareholders to provide for the continued stability of the business and policies of the AVAST Group, as the same may exist from time to time, and, to that end, the Parties hereto set forth this Agreement;

WHEREAS, the Parties and the Company will at all times take all corporate actions and measures and exercise all of their voting rights, if any, in such way as may be required to ensure that the provisions of this Agreement will fully be brought into effect.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
CORPORATE GOVERNANCE

1.1                              Management Board Representation.

(a)                                          The Company shall have a management board (the “Management Board”) consisting of one or more members of the Management Board class A, and one or more members of the Management Board class B (all members of the Management Board class B being Dutch resident individuals). The Management Board shall at all times consist of a maximum of five (5) members. The Main Shareholders and the Investors might agree in future to expand the Management Board to include outside directors.  Subject to the provisions set forth in Section 1.6 below, all resolutions of the Management Board shall be taken by simple majority of votes cast, provided that at least two members of the Management Board class A have voted in favour of the resolution. Each member to the Management Board shall have one equal vote. The Management Board shall appoint a chairman (the “Chairman”) from amongst its members and the first such Chairman so appointed shall be Mr. Kucera.

(b)                                         The members to the Management Board shall be appointed as follows:

(i)                                          the Investors shall be entitled (A) to nominate one (1) individual to the Management Board to serve as a member of the Management Board class A (the “Investors’ Director”) until his or her respective successor is elected and qualified, (B) to nominate each successor to the Investors’ Director and (C) to direct the suspension or removal from the Management Board of any member nominated under the foregoing clauses (A) or (B); and

(ii)                                       the remaining members of the Management Board class A and all members of the Management Board class B shall be elected by the holders of a majority of the Shares held by all Shareholders.

(c)                                          Each nomination or any proposal to remove from the Management Board any member shall be made by delivering to the Company a notice signed by the Party or Parties entitled to such nomination or proposal. As promptly as practicable, but in any event within ten (10) days after delivery of such notice, the Company shall take or cause to be taken such corporate actions of the Management Board as may be reasonably required to initiate the election or removal proposed in such notice. Such corporate actions may include calling a meeting or soliciting a written consent of the Company’s Shareholders. For the purpose of this Agreement, the words “include”, “includes” or “including” shall be construed as being followed by the words “without limitation.”

1.2                                       Voting Agreement.

(a)                                          Each Party shall exercise its voting rights with respect to its Shares, if any, in such a manner that any individuals nominated in accordance with Section 1.1 shall be appointed accordingly and any members of the Management

Board proposed to be suspended or removed in accordance with Section 1.1 shall be suspended or, as the case may be, removed accordingly and shall take all actions required on its behalf to give effect to the agreements set forth in this Article I.

(b)                                         Each Party shall exercise its voting rights with respect to its Shares, if any, in such a manner to ensure that the distribution of the Founders’ Excess Cash Amount to Mr Kucera and Mr Baudis pursuant to Section 2.3 of the Share Purchase Agreement can and will be made in the way determined by them. To the fullest extent possible under applicable law, the Shareholders hereby waive, any right to challenge any (corporate) action, including any resolution of the Shareholders, to effectuate the distribution of the Founders’ Excess Cash Amount, and agree not to take any action that prevents the distribution of the Founders’ Cash Amount. The term “Founders’ Excess Cash Amount” means cash in the amount of CZK 64,744,389.58 to which the Founders are entitled pursuant to Section 2.3 of the Share Purchase Agreement.

1.3                                       Meetings; Expenses; Compensation.

(a)                                          The Chairman shall convene meetings of the Management Board at least once every three (3) months. Each member of the Management Board shall be empowered to convene such meeting whenever he/she deems necessary.

(b)                                         At least ten (10) Business Days’ notice in writing shall be given to each of the members of the Management Board of any meeting of the Management Board, provided always that a shorter period of notice may be given with the written approval of all members of the Management Board. Any such notice shall contain, inter alia, an agenda identifying in reasonable detail the matters to be discussed at the meeting (which, in the case of regularly scheduled meetings, unless otherwise agreed by the members of the Management Board, shall include a review of the AVAST Group’s business and operations) and shall be accompanied by copies of any relevant papers to be discussed at the meeting. “Business Day” shall mean any day which is not a Saturday, a Sunday or any other day on which banks are required by Law to be closed in the Czech Republic, The Netherlands, United Kingdom or the United States of America.

(c)                                          The quorum for the transaction of business at any meeting of the Management Board shall be at least three (3) of its members: two (2) members of the Management Board class A of which one (1) shall be the Investors’ Director, plus one (1) member of the Management Board class B. If such a quorum is not present within thirty (30) minutes from the time designated for the meeting or if during the meeting such quorum ceases to be present for a continuous period exceeding thirty (30) minutes (the meeting being suspended during such absence), the meeting shall be adjourned for at least five (5) Business Days. Such adjournment shall be notified to the members of the Management Board and the Shareholders in due course. If the Investors’ Director is not present at such adjourned meeting of the Management Board, then the meeting shall again be adjourned for at least five (5) Business Days, which adjournment shall again be notified to the members of the Management Board in due course. If at such second adjourned meeting the Investors’ Director is still not present, then the quorum for the transaction of business at such meeting of the Management Board shall be any three (3) of its members,  provided that at least one (1) member of the Management Board class B shall be present.

(d)                                 Members of the Management Board may attend any meeting of the Management Board by telephone or video conference provided that each member who participates by telephone or video conference is able at all times:

(i)                                          to hear each of the other participating members addressing the meeting; and

(ii)                                       to address directly all of the other participating members simultaneously, whether by conference telephone or by any other form of communications equipment or by a combination of those methods.

Any member of the Management Board so participating shall count towards any quorum requirements.

(e)                                          A member of the Management Board shall be allowed to provide one or more advisers access to a meeting of the Management Board, provided such member notifies the other members in writing at least five (5) Business Days before the day on which that meeting will be held and provided that none of the other members objects before the meeting to the appearance of such adviser(s) at that meeting (such objection not to be made on unreasonable grounds).

(f)                                            A member of the Management Board shall be excluded from any decision-making process on resolutions in respect of which a conflict of interest (tegenstrijdig belang) between the Company or any member of the AVAST Group and that member exists under Dutch law. For the purpose of determining the quorum at such meeting, the member who has such conflict of interest, shall be deemed to be present at that meeting if he or she is so present.

(g)                                         The Management Board shall adopt board rules regarding its own decision making process consistent with the terms hereof. The board rules shall specify the duties with which each member of the Management Board will be charged in particular and may provide for a sub-delegation to one or more committees.

(h)                                         The Company shall reimburse each member of the Management Board who is not an employee of the Company (and any advisors) for his or her reasonable out-of-pocket expenses (including travel) incurred in connection with the attendance of meetings of the Management Board or any committee thereof or the performance of his or her duties.

(i)                                             The Company shall, to the extent permitted under applicable law, except in the event of an Investors’ Director being grossly negligent or having being found guilty of wilful misconduct or fraud, indemnify the Investors’ Director and, no later than thirty (30) Business Days following the Closing, enter into binding indemnification agreements with such Investors’ Director upon the terms set out in Annex 1.3(i).  The Main Shareholders shall cause the Company to conclude (within two (2) months following the appointment) and maintain directors & officers liability insurance for the Management Board members upon market standard terms and conditions.

1.4                                       Representation of the Investors in the Board of Directors of the Czech Company

The Investors shall be entitled to appoint their representative to the board of directors of the Czech Company (the “Czech Board”).  The Czech Board shall consist of five (5) members.  The quorum for the transaction of business at any meeting of the Czech Board shall be at least three (3) of its members, of which one (1) shall be the Investors’ Director. If such a quorum is not present within thirty (30) minutes from the time designated for the meeting or if during the meeting such quorum ceases to be present for a continuous period exceeding thirty (30) minutes (the meeting being suspended during such absence), the meeting shall be adjourned for at least five (5) Business Days. Such adjournment shall be notified to the members of the Czech Board and the shareholder of the Czech Company in due course. If the meeting of the Czech Board was adjourned because of the absence of the Investors’ Director and the Investors’ Director is not present at such adjourned meeting then the quorum for the transaction of business at such meeting of the Czech Board shall be any three (3) of its members. A meeting of the Czech Board may be held by a telephone or video conference call between its members some or all of whom are in different places.  Other provisions of Sections 1.1, 1.2 and 1.3 shall apply mutatis mutandis in such case to the extent permitted by the Czech laws and unless otherwise provided in the Articles of Association of the Czech Company.

1.5                                       Disclosure of Information.

Each of the members of the Management Board is hereby authorized to disclose all information available to him or her as a member of the Management Board to one or more of the Shareholders.

1.6                                       Protective Provisions.

Prior to the closing of a QIPO (as defined below), each of the Parties shall use its respective powers to ensure, so far as it is legally able, and the Company shall ensure, that no action or decision relating to any of the following actions (the “Special Resolutions”) or any proposal thereto is taken or agreed to be taken (whether by the Management Board, any member of the AVAST Group (for the purpose of this Section 1.6 only, the term “AVAST Group” shall mean the Company, the Czech Company and any of their respective subsidiaries in the future) or any of the officers or managers within the AVAST Group or any other person in relation to the AVAST Group) without the prior written approval of the Investors:

(a)                                          issuing senior or pari passu securities to the Preferred Shares;

(b)                                         incurring any Indebtedness or guarantees for Indebtedness in excess of 20% of the total tangible assets of the AVAST Group (which, for the avoidance of doubt, includes all cash in the AVAST Group) (for the year 2010 calculated using the audited financial statements of the Czech Company for the year ended 2009, and for any year thereafter calculated using the consolidated audited financial statements of the Company) (the “Threshold Amount”). The term “Indebtedness” means, debt for borrowed money, including all bank debt, bonds, notes, financial leases and other interest bearing financial obligations (but excluding intercompany debt) and off-balance sheet liabilities, including, guarantees or indemnities;

(c)                                          effecting capital expenditures in excess of the Threshold Amount;

(d)                                         changing the auditors of a Group Company;

(e)                                          entering into or effecting any transaction or a series of related transactions involving or resulting in a merger, de-merger, change of legal form, spin-off, split-off or amalgamation of a Group Company with or into any Person;

(f)                                            entering into or effecting any transaction or a series of related transactions involving the purchase or other acquisition by any Group Company of any assets in excess of the Threshold Amount;

(g)                                         entering into or effecting any transaction or a series of related transactions, involving the sale, lease, exchange, creation of Encumbrance or other dispositions by the Company or the Czech Company of any assets, including any subsidiaries, involving, individually or in the aggregate, an amount in excess of the Threshold Amount;

(h)                                         redemption, repurchase, retirement or cancellation of any Shares (other than redemption of the Shares the subject of the Option Plans);

(i)                                             a dissolution, liquidation or winding up of a Group Company;

(j)                                             amending the Articles of Association of a Group Company which would be detrimental to the Investors;

(k)                                          dividends and redemptions other than (i) pursuant to 3.4 of this Agreement or (ii) the distribution of the Founders’ Excess Cash Amount to Mr. Kucera and Mr. Baudis;

(l)                                             with the exception of Permitted Transfers pursuant to Section 2.3(a), enter into any transaction or agreement (or modification of any agreement) with an Existing Shareholder or any Affiliate or Family Member of an Existing Shareholder. “Family Member” shall mean any spouse, former spouse, parent, grandparent, sibling, child, grandchild, brother-in-law, sister-in-law, father-in-law, mother-in-law, niece, nephew and any other person who shares a domicile with the relevant individual;

(m)                                       termination, modification, assignment of, creation of Encumbrance over the License Agreement;

(n)                                         entering into or effecting any transaction, involving sales, lease, exchange, creation of Encumbrance or other dispositions by the Company of any shares in the Czech Company;

(o)                                         entering into or effecting any transaction, involving sales, lease, exchange, creation of Encumbrance or other dispositions by the Company or the Czech Company of any trademarks or domain names owned by the Company or the Czech Company other than any such transaction, creation of Encumbrance or other disposition which (i) is made in the ordinary course of business or (ii) shall have a direct or indirect financial benefit to the Company or the Czech Company;

(p)                                         increase in or grant to any of the Main Shareholder’s salary, bonus, benefit or severance package or any other compensation in connection with employment or execution of any office in any Group Company other than expressly stated in their current contracts disclosed to the Investors on or prior to Closing;

(q)                                         other than in connection with a QIPO, any increase in the capital of the Company at a subscription price which is lower than the price per Share paid by the Investors pursuant to the Share Purchase Agreement, provided that an appropriate adjustment to such price per Share shall be made in the event of a stock split, stock dividend or other form of recapitalisation to ensure that the holders of Preferred Shares would receive the economic equivalent in ordinary shares as they would have received after giving effect to that recapitalisation; and

(r)                                            any acquisition or buy-back by the Company of any Shares held by the Stichting represented by depository receipts in the Stichting held by Mr. Vince Steckler.

To the extent permitted under applicable law, the Existing Shareholders and the Company shall implement appropriate provisions (including, by implementing appropriate provisions in the Amended and Restated Articles) as to assure that the powers to decide in any of the above matters are vested with the general meeting (or the sole shareholder, if applicable) of the Czech Company and the Czech Company does not take, and no body of the Czech Company shall effect or resolve upon, any of the foregoing actions set forth in this Section 1.6 without the prior written approval of the Investors.

Without the prior written consent of the Investors, none of the Main Shareholders may modify or terminate any of the trust conditions (Administratievoorwaarden) of any Stichting.

1.7                                       Sharing of information.

The Company shall provide the following information to all Shareholders:

(a)                                          monthly management accounts of the Czech Company within thirty (30) days of the last day of the relevant month;

(b)                                         consolidated annual audited accounts of the Company within ninety (90) days from the end of each financial year;

(c)                                          an annual budget approved by the Management Board at least thirty (30) days before the financial year end; and

(d)                                         copies of all books and records and documents and information of a Group Company reasonably requested by the Investors subject to the Investors executing the relevant non-disclosure agreement.

1.8                                      Corporate language.

The official language of the AVAST Group shall be English, and all written agreements, resolutions, notices, certificates or other documents relating to or prepared by the AVAST Group and the Shareholders (when acting as shareholders of the Company) and/or the Management Board shall, to the fullest extent permitted under Dutch law, be in English or (if Dutch law does not permit such agreements, resolutions, notices, certificates or other documents to be in English) shall be translated into English at the sole expense of the Company.

1.9                                       U.S. Tax Matters

The Existing Shareholders shall cause each Group Company to provide to the Investors all information with respect to the Company and the Group members which is requested by the Investors to enable such Investors (or its direct or indirect owners) to comply with their United States federal income tax reporting obligations, including but not limited to rules relating to controlled foreign corporations and passive foreign investment companies (“PFICs”).  Such assistance shall include providing information to enable the Investors (or their direct or indirect owners) to comply with their obligations under the United States Internal Revenue Code sections 1248, 6038, 6038B, 6046 and 6046A, including information relating to earnings and profits as computed for United States federal income tax purposes.  The Company shall determine annually if it or any other Group member is a PFIC or would be a PFIC were such entity a corporation for United States federal income tax purposes, and if the Company or any Investor determines that any such corporation is a PFIC or would be a PFIC were such entity a corporation for United States federal income tax purposes, the Company shall permit an Investor (or its direct or indirect owners) to make a “qualified electing fund” election with respect to its interest in such corporation pursuant to section 1295 of the United States Internal Revenue Code, and shall cause to be furnished to such Investor no later than 1 March of the succeeding calendar year the relevant PFIC annual information statement pursuant to United States Treasury Regulation section 1.1295-1(g).  In addition, the Company and the Existing Shareholders shall, and shall procure that each other Group member shall, take such actions as the Investors shall request to enable the Company and each Group member to avoid PFIC status or that is otherwise beneficial for United States federal income tax purposes, including without limitation repayment of debt, payment of dividends, or other means of deploying available cash balances and making elections pursuant to United States Treasury Regulations 301.7701-3 for the Company or any other Group member to be treated as a corporation, partnership or disregarded entity for United States federal income tax purposes.  For purposes of this Section 1.9, the members of the “Group” include the Czech company and any other Person in which the Company owns a direct or indirect (through other Group members) equity interest.

ARTICLE II
SHARES

2.1                                       Future Shareholders.

The Company shall require any Person that acquires shares in the Company, securities convertible into or exchangeable for shares in the Company, or options, warrants, and other rights to purchase or otherwise acquire from the Company shares, including any stock appreciation or similar rights, contractual or otherwise (hereinafter each the “Equity Securities”) entitling them either directly or indirectly to hold any share capital of the Company after the date hereof (a “Future Shareholder”), to execute a counterpart to this Agreement (other than any Person to whom depository receipts in a Dutch special administrative foundation (Stichting Administratiekantoor) have been or will be issued as part of the Option Plan, which Person shall not be required to execute a counterpart to this Agreement), agreeing to be treated as (i) the Investors, if such Person acquires such Equity Securities from the Investors or from any Shareholder under the Investors Option, (ii) a Main Shareholder, if such Person acquires Equity Securities from a Main Shareholder, (iii) the Stichting if such Person acquires Equity Securities from the Stichting or from any Shareholder under the Option Plan described in Annex 4.2 and/or (iv) an Existing Shareholder if such Person is not otherwise an Investor and acquires Equity Securities from the Company, pursuant to an Option Plan or otherwise, whereupon, in each case, such Person shall be bound by, and entitled to the benefits of, the provisions of this Agreement relating to the Investors, the Main Shareholders, the Existing Shareholders or the Stichting as the case may be. The Existing Shareholders agree to take all reasonably necessary actions to cause the Company to comply with all of its obligations under all agreements with the Investors (including authorization of sufficient Equity Securities to permit conversion of the Preferred Shares in accordance with the Amended and Restated Articles or the exercise of any warrants or other convertible securities). To the extent an optionholder is not required to execute a counterpart to this Agreement under the terms of this Section 2.1, the Company shall in any event require such optionholder to agree in writing to be bound by the terms of Sections 2.6 and 3.2 of this Agreement as if such optionholder was a “Shareholder” prior to the issuance of any options to acquire Equity Securities to such optionholder. “Shareholders” means the Investors, the Existing Shareholders, any Future Shareholders and any Person party to this Agreement from time to time other than the Company who is a holder of Shares.

2.2                                       No Encumbrances.

(a)                                          Subject to Section 2.2(b), no Party shall create or permit to exist any pledge, charge, lien, claim, assignment, title retention, option (other than the Option Plans), levy, charge, restriction (including restriction on transfer), suspension of exercise of rights, right to acquire, right of pre-emption, usufruct or conversion (except as agreed in this Agreement and the Share Purchase Agreement), any conditional sale contract or other encumbrance (“Encumbrances”) over any of its Shares.

(b)                                         Notwithstanding anything in Section 2.2(a) each of the Main Shareholders shall have a right to create at any time an Encumbrance over an amount of its Shares equal in aggregate 5% of the Shares held by such Main Shareholder.

2.3                                       Limitations on Transfers.

(a)                                          Except for Permitted Transfers or in the case of a Threshold Transaction, the Existing Shareholders shall during the period commencing on the Closing Date and ending on the date twenty-four (24) months thereafter (the “Lock-In Period”) not Transfer, in the case of the Main Shareholders, in aggregate an amount of Shares exceeding 40% of the share capital of the Company or such other amount of Shares that would allow the purchaser to appoint a majority of the Management Board or otherwise exercise the decisive influence over the Company (a “Change of Control”) and, in the case of the Stichting, any Shares. For the avoidance of doubt, following the expiry of the Lock-In Period, the Main Shareholders have a right to initiate a Change of Control at any time and at any price. “Permitted Transfer” means, with respect to (A) the Company any Transfer of Shares pursuant to a redemption or buy-back of Shares by the Company and (B) each Main Shareholder, a Transfer by such Main Shareholder (i) to the spouse, parent, sibling or descendants of such Main Shareholder, (ii) in connection with any inheritance-related succession under applicable Law, (iii) to all trusts or other special purpose foundations or similar vehicles created for the purpose of family planning and/or asset management where the existing beneficiaries are the Main Shareholders or their respective spouses, parents, siblings or descendants, (iv) to all Persons controlled by any of the Main Shareholders and where any Main Shareholders are majority owners, including, for the avoidance of doubt, any vehicles jointly established and controlled by any of the Main Shareholders, (v) to the Company (each an “Main Shareholder Permitted Transferee”) or (vi) in connection with a Transfer of no more than an aggregate of five percent (5%) of the share capital of the Company on a fully diluted basis pursuant to the Investors Option and (C) the Stichting, any transfer permitted under the trust conditions (Administratievoorwaarden) of the Stichting. The term “Closing Date” has the same meaning as ascribed to it in the Share Purchase Agreement. The term “Transfer” means to sell, transfer, assign, pledge, hypothecate or otherwise dispose of Shares with or without consideration. The term “Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding ten percent (10%) or more of the outstanding capital stock or other equity interests of such Person, (b) any Person in which such Person holds an equity interest of more than ten percent (10%) or management control, (c) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (d) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and controlled shall be construed accordingly. The term “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority. The term “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal or arbitral tribunal. An Main Shareholder may Transfer the Shares in the Permitted Transfer subject to the following conditions (i) notification of such transfer shall be delivered to the other Shareholders no later than 30 days in advance of such Permitted Transfer, (ii) the Main Shareholder Permitted Transferee shall execute a deed of adherence and become bound by the terms of this Agreement and (iii) the Main Shareholder Permitted Transferee is not a vehicle or person which is insolvent or the subject of a liquidation or bankruptcy proceeding. Subject to the conditions stated in the preceding sentence, applicable mutatis mutandis, the Investors shall be entitled to Transfer any Shares to a Person controlled by Summit Partners L.P. The right of first refusal pursuant to Section 2.4 or the tag-along rights pursuant to Section 2.5 shall not apply to such transfer or any Permitted Transfer. To the fullest extent possible under applicable law, the Shareholders hereby give their written consent as required by clause 14 of the Amended and Restated Articles to the Permitted Transfers as described in this Section (and as otherwise described in this Agreement) and hereby waive, to the fullest extent legally possible, any right of first refusal which they might otherwise have under the Amended and Restated Articles. “Threshold Transaction” has the meaning set forth on Annex 2.3(a).

(b)                                         The Parties agree that none of the Existing Shareholders nor any of the Investors shall sell, directly or indirectly, their respective Shares to any producers of any Material Product (nor to any such producers’ respective shareholders, provided that any such shareholders holds, directly or indirectly, fifteen percent (15%) or more in the share capital of such producers or any of their respective controlled Affiliates) tested in Virus Bulletin & AV-Comparative or certified as “antimalware” by ICSA or West Coast Labs, without the prior written consent of (i) in the case of the Existing Shareholders, the Investors and (ii) in the case of the Investors, the Existing Shareholders. This Section 2.3(b) does not apply to a sale by the Main Shareholders of all their Shares to any Person. The term “Material Product” means such product of the producers described in this Section 2.3(b) tested in Virus Bulletin & AV-Comparative or certified as “antimalware” by ICSA or West Coast Labs which in the then current year generates annual revenue exceeding USD 25 million; the term “Virus Bulletin” means http://www.virusbtn.com/index; the term “AV Comparative” means http://www.av-comparatives.org/; the term “ICSA” means https://www.icsalabs.com/products and the term “West Coast Labs” means http://www.westcoastlabs.com/checkmark/search/.

(c)                                          No Transfer of any Shares by any Shareholder shall become effective unless and until the transferee (unless already subject to this Agreement) executes and delivers to the Company a counterpart and deed of adherence with respect to this Agreement, agreeing to be treated in the same manner as the transferring Shareholder (i.e., as either the Investors, Main Shareholder or the Stichting).

(d)                                         The Parties agree that the holders of Preferred Shares shall have a right to Transfer only all (and not part only) of their Preferred Shares in accordance with the applicable provisions hereof. and, in such event, the transferee of the Preferred Shares shall not be entitled to exercise the following rights (i) the veto right in respect of the Special Resolutions other than Special Resolutions set out in Sections 1.6 (a), (h) (but only in respect of the Preferred Shares), (j) (but only with respect to articles 4, 5.1, 5.3, 8.2 (second item), 26 and 27.4 of the Amended and Restated Articles) and (q), (ii) the right to appoint one member of the Management Board of the Company or one member of the Czech Board and (iii) the right to exercise the Investors Option. Each Party shall exercise its voting rights with respect to its Shares in such a manner that a deed of amendment of the articles of association shall be executed immediately prior to a capital transfer as set out in this Section 2.3(d) and which shall reflect the change of rights attached to the Preferred Shares as set out in this Section 2.3(d).

(e)                                          Notwithstanding anything contained herein to the contrary, no Transfer shall be permitted for consideration other than (i) cash or (ii) Liquid Securities. “Liquid Securities” means freely tradable marketable securities listed on a recognized securities exchange by a company with an equity value of at least USD 500,000,000 and with a public float of at least thirty percent (30%).

2.4                                       Right of First Refusal.

(a)                                          If any Shareholder or the Company, to the extent it holds any Shares, (the “First Offeror”) proposes to Transfer any Shares to any third party, other than pursuant to a Permitted Transfer, the First Offeror shall, before such Transfer:

(i)                                          Deliver to the other Shareholders an offer (the “First Offer”) to Transfer such Shares upon the terms set forth in this Section 2.4(a), including (A) the number of Shares to which the First Offer relates (the “Offered Shares”) and the name of the First Offeror, (B) the name and address of the proposed offeree (the “First Offeree”), (C) the proposed amount and type of consideration (including, if the consideration consists in whole or in part of non-cash consideration, such information available to the First Offeror as may be reasonably necessary for the Company and the other Shareholders to properly analyse the economic value and investment risk of such non-cash consideration) and the terms and conditions of payment offered by the First Offeror. The financial terms and conditions of the First Offer shall be no less favourable than those offered by a third party. For the avoidance of doubt, any Preferred Shares that are to be Transferred to a First Offeree pursuant to this Section 2.4 shall, prior to such Transfer, be converted into ordinary shares in the Company in accordance with the Amended and Restated Articles. The First Offer shall remain open and irrevocable for a period of 30 Business Days (the “Acceptance Period”) from the date of its receipt by the other Shareholders.

(ii)                                       Any Shareholder (an “Accepting Shareholder”) may accept the First Offer and purchase its Pro Rata Amount (based on the number of Shares held by all Accepting Shareholders) of all (and not part only)

Offered Shares (with respect to each Accepting Shareholder, its “Allotment”) by delivering to the First Offeror a notice (the “Acceptance Notice”) in writing within the Acceptance Period. For the avoidance of doubt, in the event that there is only one Accepting Shareholder, the Pro Rata Amount and such Accepting Shareholder’s Allotment shall be all (and not part only) of the Offered Shares and such Accepting Shareholder shall be obliged to purchase all (and not part only) of the Offered Shares. Each Accepting Shareholder purchasing its Allotment may also accept the First Offer and purchase its Pro Rata Amount (based on the number of Shares held by all Accepting Shareholders purchasing their Allotments) of any Shares not so purchased. “Pro Rata Amount” means, with respect to any Shareholder, the quotient obtained by dividing (i) the number of Shares held by such Shareholder by (ii) the aggregate number of Shares held by all Shareholders, assuming in each case the conversion or exchange of all securities by their terms convertible into or exchangeable for ordinary shares and the exercise of all vested and “in the money” options to purchase or rights to subscribe for ordinary shares (including warrants) or such convertible or exchangeable securities.

(iii)                                    The First Offeror may Transfer to the First Offeree any or all of the Offered Shares not purchased by the Accepting Shareholder(s) (for the avoidance of any doubt, if the Accepting Shareholder(s) do(es) not purchase all of the Offered Shares, then the First Offeror may Transfer all (and not only the un-purchased part) of the Offered Shares to the First Offeree), on terms and conditions no more favorable to the First Offeree than are described in the First Offer, within 30 Business Days after expiration of the Acceptance Period. If such Transfer is not made within such 30 Business Day period, the restrictions provided for in this Section 2.4 shall again become effective.

In addition to the Permitted Transfer definition set forth in Section 2.3(a), for the purpose of this Section 2.4 and Section 5.2, “Permitted Transfer” shall also mean, with respect to the Investors, a Transfer by the Investors (i) to any Person that directly, through one or more intermediaries, controls, is controlled by or is under common control with any of the Investors or (ii) to the Company.

2.5                                       Tag-Along Rights.

(a)                                          Except for Permitted Transfers, if any Main Shareholder (each a “Tag-Along Offeree”) (i) after the Lock-In Period or (ii) in the case of a Threshold Transaction, individually or jointly, receives an offer to Transfer more than in aggregate 5% of the Shares held by such Tag-Along Offeree to any third party (the “Tag-Along Offeror”), each Tag-Along Offeree shall, at least thirty (30) days before such Transfer:

(i)                                          Deliver a notice (the “Tag-Along Notice”) to the Investors and the Stichting that sets forth substantially the same information as the First Offer in Section 2.4(a)(i) hereof; provided, however, that such Tag-Along Notice shall indicate that the Tag-Along Offeror has been informed of the co-sale rights provided for in this Section 2.5 and has agreed to purchase Shares in accordance with the terms hereof.

(ii)                                       The Tag-Along Offeree shall not Transfer any Shares to the Tag-Along Offeror unless the Investors and the Stichting which have not exercised their rights under Section 2.4 (the “Eligible Shareholders”) are permitted to Transfer their respective Pro Rata Amount (based upon the aggregate number of Shares outstanding at such time and held by all Shareholders) of the aggregate number of Shares to which the Tag-Along Notice relates.

(b)                                         The Tag-Along Offeree shall, in addition to complying with the provisions of this Section 2.5, comply with the other provisions of this Article II (it being understood that the notice contemplated by Section 2.4(a)(i) and the Tag-Along Notice contemplated by this Section 2.5 may be included in a single notice).

(c)                                          Within thirty (30) days after delivery of the Tag-Along Notice, each of the Eligible Shareholders may elect to participate in the proposed Transfer by delivering to such Tag-Along Offeree a notice (the “Exercise Notice”) specifying the number of Shares (i) up to its Pro Rata Amount (based upon the aggregate number of Shares outstanding at such time and held by all Shareholders) or (ii) in case of the Transfer which would result in the Change of Control, up to all Shares, with respect to which each Eligible Shareholder shall exercise its rights under this Section 2.5. For purposes of this Section 2.5, each Eligible Shareholder may aggregate his, her or its Pro Rata Amount among other Shareholders in its Group to the extent that such other Shareholders in his, hers or its Group do not elect to sell their respective Pro Rata Amounts.

(d)                                         Any Shares requested to be included in any Exercise Notice shall be Transferred on at least the same terms and conditions as are set forth in the Tag-Along Notice, provided, however, that the price for each Preferred Share to be Transferred under this Section 2.5 in connection with an initial offer to sell ordinary shares to a Tag-Along Offeror by a Tag-Along Offeree shall be at least the product of (x) the price per share of ordinary shares Transferred or to be Transferred by the Tag-Along Offeree and (y) the number of shares of ordinary shares into which such Preferred Shares are then convertible in accordance with this Agreement and the Amended and Restated Articles. For the avoidance of doubt, any Preferred Shares that are to be Transferred to a Tag-Along Offeror pursuant to this Section 2.5 shall, prior to such Transfer, be converted into ordinary shares in the Company in accordance with the Amended and Restated Articles. Nothing set forth herein shall restrict any participating Eligible Shareholder to agree with the Tag-Along Offeror and/or the Tag-Along Offeree an additional price for the Shares to be included in the Tag-Along Notice to account for the additional value attributable to the Preferred Shares as a result of the rights, preferences, and control terms applicable to such Preferred Shares pursuant to the terms of this Agreement, the Amended and Restated Articles and the Pledge Agreement.

(e)                                          To the extent that any Tag-Along Offeror refuses to purchase Shares from an Eligible Shareholder exercising its rights hereunder, the Tag-Along Offeree shall not sell to such Tag-Along Offeror any Shares unless and until, simultaneously with such sale, the Tag-Along Offeree shall purchase such Shares from such Eligible Shareholder in accordance with the terms hereof.

(f)                                            This Section 2.5 shall apply mutatis mutandis if the Tag-Along Offeree(s), individually or jointly, receive several offers to Transfer Shares held by such Tag-Along Offeree(s) which in the aggregate represent more than 5% of the Shares held by such Tag-Along Offeree(s) to any Tag-Along Offeror, and in such case, the number of Shares that each Eligible Shareholder may Transfer in connection therewith shall be calculated taking into account all such offers.

(g)                                         The Investors and the Stichting shall not be required to provide any representations, warranties or indemnities in connection with any Transfer under this Section 2.5, (other than warranties and indemnities on a several basis concerning the Investors’ and the Stichting’s (i) valid ownership of its Shares, free of all liens and encumbrances, (ii) enforceability of the transaction documents, (iii) non-contravention of applicable laws, contracts or consents and (iv) the Investors’ and the Stichting’s authority, power, and right to enter into and consummate agreements relating to such Approved Sale without violating applicable law or any other agreement), and, in no event shall the Investors or the Stichting be liable for more than the respective purchase price received by the Investors and the Stichting (net of broker fees) from such purchaser for its respective Shares (including the exercise price thereof).

(h)                                         Notwithstanding anything to the contrary contained herein, the Investors and the Stichting shall not be required to accept other consideration than (i) cash or (ii) Liquid Securities in connection with the Transfer under this Section 2.5.

2.6                                       Drag Rights.

(a)                                  If (i) in the case of a Threshold Transaction or (ii) after the expiry of the Lock-In Period, the holders of a majority of all then-outstanding shares held by the Main Shareholders propose a Trade Sale of the Company (in such capacity, the “Dragging Holders”), the Dragging Holders shall be entitled to deliver notice to the Company that such Dragging Holders desire the Company and/or the Shareholders to enter into agreements with one or more Persons that would result in a Trade Sale of the Company (an “Approved Sale”), whereupon all Shareholders and the Company shall consent to and raise no objections against the Approved Sale, and (i) if such Approved Sale requires Shareholder approval, each Shareholder shall vote (in person, by proxy, or by action by written consent) in favour of, and adopt, such Approved Sale and shall vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company or the Dragging Holders to consummate such Approved Sale, and (ii) if the Approved Sale is structured as (A) a merger or consolidation of the Company, each Shareholder shall, and hereby waives any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation and hereby instructs the Management Board to vote in favour of such Approved Sale, or (B) a sale or issuance of shares of capital stock, each Shareholder shall, and hereby agrees to sell their Shares on the terms and conditions approved by such Dragging Holders and hereby waives pre-emptive or other rights with respect to any share issuance to be effected herewith. For the avoidance of doubt, any Preferred Shares that are to be Transferred under an Approved Sale pursuant to this Section 2.6 shall, upon the consummation of such Transfer be, be converted into ordinary shares in the Company in accordance with the Amended and Restated Articles. The Shareholders shall not be required to comply with, and shall have no rights under, Sections 2.1 through 2.5 in connection with any Approved Sale. “Trade Sale” shall mean (i) the sale of all or substantially all of the Company’s assets, (ii) the sale or transfer of the outstanding shares of the Company, (iii) the merger or consolidation of the Company with another Person or entity, in each case in clauses (ii) and (iii) above under circumstances in which immediately following such transaction 51% or more of the voting rights and/or the Company’s then outstanding share capital is owned by the surviving or resulting Person or acquirer, or (iv) any other transaction or series of transactions pursuant to, or as a result of, which a single Person (or group of affiliated Persons) acquires (from the Company or directly from the Shareholders of the Company) or holds shares in the Company representing 51%) of the Company’s outstanding voting power, except for any such transaction to which the Investors or the Stichting and/or their respective Affiliates acquires capital stock of the Company. A sale (or multiple related sales) of the Czech Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a Trade Sale.

(b)                                         The Main Shareholders shall provide the Investors and the Stichting with written notice of any Approved Sale at least twenty (20) days prior to the consummation thereof. Upon the consummation of the Approved Sale, each Shareholder shall receive the same portion of the aggregate consideration from such Approved Sale that such Shareholder would have received if such aggregate consideration (in the case of an asset sale, after payment or provision for all liabilities) had been distributed by the Company in a Liquidity Event pursuant to Article III.

(c)                                          The obligations of the Shareholders to participate in any Approved Sale pursuant to this Section 2.6 are subject to the satisfaction of the following conditions:

(i)                                          if the consideration to be paid in exchange for the Shares in connection with an Approved Sale includes any securities and due receipt thereof by any Shareholder would require under applicable law (A) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (B) the provision to such Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to an Accredited Investor (as defined in Securities and Exchange Commission Rule 501 of Regulation D as currently in effect), the Company shall, at the request of such Shareholders, cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair market value of the securities (as determined by the Management Board in its reasonable discretion) which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares;

(ii)                                       if any Shareholders of a class or series of Shares are given an option as to the form and amount of consideration to be received with respect to Shares in a class or series, all holders of Shares of such class or series will be given the same option;

(iii)                                    the Investors and the Stichting shall not be required to provide any representations, warranties or indemnities in connection with an Approved Sale (other than representations, warranties and indemnities on a several basis concerning the Investors’ and the Stichting’s valid ownership of its Shares, free of all liens and encumbrances, enforceability of transaction documents, non-contravention with laws, contracts or consents and the Investors’ and the Stichting’s authority, power, and right to enter into and consummate agreements relating to such Approved Sale without violating applicable law or any other agreement), and, in no event shall the Investors or the Stichting be liable for more than the respective purchase price received by the Investors and the Stichting (net of broker fees) from such purchaser for its respective Shares (including the exercise price thereof); and

(iv)                                   notwithstanding anything to the contrary contained herein, the Investors shall not be required to accept other consideration than (i) cash or (ii) Liquid Securities in connection with an Approved Sale and all Shares then held by the Investors (and not part of them) must be dragged.

2.7                                       Pre-Emptive Rights.

(a)                                          If the Company proposes to offer new Equity Securities (other than Equity Securities issued under an Option Plan) (the “New Securities”) to any Person, the Company shall, before such offer, deliver to the Investors an offer (the “Offer”) to issue to the Investors, in their respective Pro Rata Amount (based upon the aggregate number of Shares held by the Investors), such New Securities upon the terms set forth in this Section 2.7. The Offer shall state that the Company proposes to issue New Securities and specify their number and terms (including purchase price). The Offer shall remain open and irrevocable for a period of thirty (30) days (the “First Offer Period”) from the date of its delivery.

(b)                                         The Investors may accept the Offer by delivering to the Company a notice (the “Purchase Notice”) within the First Offer Period. The Purchase Notice shall state the Pro Rata Amount (the “First Offer Number”) of New Securities the Investors desire to purchase.

(c)                                          The issuance of New Securities to the Investors shall be made on a Business Day, as designated by the Company, not less than ten (10) and not more than thirty (30) days after expiration of the First Offer Period on those terms and conditions of the Offer not inconsistent with this Section 2.7.

(d)                                         If the number of New Securities exceeds the First Offer Number, the Company may issue such excess or any portion thereof on the terms and conditions of the Offer to any Person within ninety (90) days after expiration of the First Offer Period. If such issuance is not made within such ninety (90) day period, the restrictions provided for in this Section 2.7 shall again become effective.

ARTICLE III
RIGHTS OF HOLDERS OF PREFERRED SHARES

3.1                                       Liquidity Event

(a)                                          “Liquidity Event” means any of (i) a Trade Sale, (ii) a QIPO, where “QIPO” means the listing of the shares of the Company on an internationally recognised stock exchange including, but not limited to, LSE, NYSE, NASDAQ, Euronext, the Paris, Amsterdam, Prague, Warsaw or London stock exchanges provided that the equity proceeds from such listing (from selling primary and/or secondary shares) exceed USD 200,000,000 and valuing the equity of AVAST Group’s business at no less than USD 1,000,000,000, (iii) a dissolution or winding up of the Company or (iv) an acceleration of any senior debt of the AVAST Group.

(b)                                         In the event of a Liquidity Event, the Investors may request in writing (a “Redemption Notice”) the Company to redeem (inkopen), or the Main Shareholders to purchase all (and not part only) of their outstanding Preferred Shares and/or ordinary shares then-held by the Investors and, upon receipt of a Redemption Notice, the Company shall, to the extent legally possible, redeem (inkopen), or the Main Shareholders shall, at the full discretion of the Main Shareholders pursuant to Section 3.1(c), purchase (in proportion to their respective shareholdings in the Company) all of the number of Preferred Shares and/or ordinary shares set forth in the Redemption Notice for an aggregate cash purchase price in USD equal to the greater of (i) the Investment Amount and (ii) the amount the Preferred Shares and/or ordinary shares would receive on an as-if-converted basis (the “Redeemed Investment Amount”), provided that if the Liquidity Event is a QIPO this Agreement serves as the Investors’ notice to the Management Board as referred to in clause 4 of the Amended and Restated Articles and all Preferred Shares shall be automatically converted into ordinary shares in the Company.

(c)                                          The Main Shareholders shall be entitled to elect whether to procure the redemption by the Company or to purchase, all (and not part only) of the outstanding Preferred Shares and/or ordinary shares then-held by the Investors, provided that the Company and the Main Shareholders jointly and severally undertake to ensure the payment to the Investors of the Redeemed Investment Amount within ninety (90) Business Days after receipt of the Redemption Notice and the legal completion of such transactions shall occur simultaneously with such payment.

(d)                                         Immediately upon receipt of the Redemption Notice, to the extent that the Company is required to redeem Preferred Shares, the Company shall arrange for, and the Shareholders shall cooperate with the Company to take, any and all actions necessary to give effect to the redemption (inkoop), including but not limited to a resolution of the general meeting of the Shareholders and the execution of a notarial deed of sale and repurchase.

(e)                                          In case the Company does not have sufficient freely distributable reserves available to fully comply with its payment obligations then the Main Shareholders hereby undertake to pay to the Company (in proportion to their respective shareholdings in the Company) the funds necessary for the Company to meet such obligations, whereby such payment by the Main Shareholders shall be considered as a voluntary payment of share premium on its Shares.

3.2                                       Forced Sale.

Without prejudice to Section 3.1 above, after five (5) years from the Closing Date, the Investors shall have the right to force a Trade Sale of the Company (a “Forced Sale”) by delivering a written notice to the Management Board of the election to effect such Trade Sale (a “Sale Notice”). Upon the delivery of a Sale Notice, the Shareholders shall take all actions and execute all documents reasonably necessary or requested by the Investors to effect such Forced Sale (including the actions described in Section 2.6(a)(i)-(ii)) and each Shareholder hereby grants to the Investors an irrevocable proxy and power of attorney to take all such actions and execute all such documents on behalf of such Shareholders in connection with such Forced Sale. The Shareholders shall not be required to comply with, and shall have no rights under, Sections 2.1 through 2.7 in connection with any Forced Sale.

3.3                                       Redemption

Notwithstanding anything in Section 3.1 above, after five (5) years from the Closing Date, the Investors shall have a right to request in writing the Company to redeem (inkopen), or, at the full discretion of the Main Shareholders pursuant to Section 3.1(c), the Main Shareholders to purchase all (and not part only) of its outstanding Preferred Shares and/or ordinary shares then held by the Investors and the provisions of Sections 3.1(b) to (e), inclusive, shall apply mutatis mutandis to this Section 3.3, save that, for the purpose of this Section 3.3, the Redeemed Investment Amount shall be an amount equal to the Investment Amount, and provided that the reference to an automatic conversion in the event that the Liquidity Event is a QIPO in the last sentence of Section 3.1(a) shall have no effect in this Section 3.3.

3.4                                       Dividends

(a)                                          The Parties acknowledge and agree that the Founders shall be entitled to the Founders’ Excess Cash Amount and the parties shall at all times act in accordance with Section 1.2(b) in this respect.

(b)                                         Other than as set out in this Agreement and the Share Purchase Agreement, the Investors shall be entitled to the distribution of all future dividends by the Company, pro-rated to their effective ownership in the Company on a fully diluted basis as if all outstanding Preferred Shares have been converted. For the purpose of distribution of dividends, Preferred Shares shall rank pari passu with any other classes of Shares.

(c)                                          Up to seventy percent (70%) of net annual income (the “Distributable Dividend Amount”) may be distributed as a dividend to the Shareholders, pro rated to their effective ownership in the Company, without the consent of the Investors, provided that (i) the cash balance of the Company shall always exceed the deferred income liability of the Company and (ii) no dividend shall be paid which would impair the value of the Preferred Shares. Any dividend distribution which is greater that the Distributable Dividend Amount, shall be approved by the Investors in writing. The Investors shall be obliged to vote all its Shares at the general meeting of the Company in favour of a distribution of a Distributable Dividend Amount in accordance with this Section 3.4(b).

3.5                                       Several Obligations

The obligations of the Main Shareholders and the Investors under this Section 3 are of a several nature.

3.6                               Registration Rights

In the event the Company registers its shares for sale to the public, the holders of the Preferred Shares will be entitled, upon request, to include their shares in any offering initiated by the Company or another shareholder.

3.7                               Priority in Liquidation or Dissolution

In the event of the liquidation, dissolution or other winding up of the Company, holders of Preferred Shares shall be entitled to receive the greater of (i) the Investment Amount and (ii) the amount they would receive if the Preferred Shares would be converted into ordinary shares in the share capital of the Company, before any payment shall be made with respect to the ordinary shares, whether by way of dividend, redemption or otherwise.

ARTICLE IV
OPTIONS

4.1                                       Investors Option.

The Existing Shareholders hereby grant the Investors an option (the “Investors Option”), exercisable within twenty-four (24) months from the Closing Date, to acquire a number of ordinary shares in such proportions as the Investors designate which the Existing Shareholders shall convert at closing of the exercised Investors Option into preferred shares convertible into ordinary shares representing five percent (5%) of as-if-converted share capital of the Company (on a fully diluted basis after the Employee Options) (the “Option Shares”) for an aggregate purchase (strike) price of USD 25,000,000. The price per Option Share shall equal USD 25,000,000 divided by the number of the Option Shares. The Investors may exercise the Investors Option within the period prescribed above by serving a written notice (the “Option Exercise Notice”) to the Existing Shareholders. Upon receipt of the Option Exercise Notice, the Shareholders and the Company shall take all actions and execute all documents reasonably necessary or reasonably requested by the Investors to effect the Investors Option within thirty (30) Business Days of the Existing Shareholder receiving the Option Exercise Notice. For the avoidance of doubt, the right of first refusal provisions in Section 2.4 or the tag along provisions under Section 2.5 do not apply to a Transfer of any Option Shares. To the fullest extent possible under applicable law, the Shareholders hereby give their written consent as required by article 14 of the Amended and Restated Articles to the Transfer of any Option Shares as described in this Section (and as otherwise described in this Agreement) and hereby waive, to the fullest extent legally possible, any right of first refusal which they might otherwise have under the Amended and Restated Articles. Consideration (option premium) for the granting of the Investors Option is already included in the Investment Amount paid by the Investors for the Sale Shares on the Closing. The Existing Shareholders shall not, during the twenty-four (24) month exercise period prescribed above, Transfer or Encumber the Option Shares. The Warranties given by the Warrantors pursuant to the Section 3.2(b) of the Share Purchase Agreement in respect of the Sale Shares shall be deemed given and repeated as of the settlement (closing) of the exercised Investors Option with respect to the Option Shares, provided that the Warrantors shall be entitled to update such warranties at the time so given.

4.2                                       Option Plans

The Company shall be entitled to establish the option plans (the “Option Plans”) as further described in Annex 4.2 and the Shareholders and the Company shall take all actions and execute all documents reasonably necessary to give effect to such Option Plans.

4.3                                       Repurchase Right

(a)                                          Upon the termination of employment for any reason whatsoever of an employee (other than a Main Shareholder) (an “Employee Shareholder”) holding Shares issued as part of an Option Plan or deposit receipts issued by a Dutch special administrative foundation (Stichting Administratiekantoor) against the transfer of such Shares (the “Repurchase Shares”), the Company shall procure that it may request in writing (the “Repurchase Notice”) to repurchase all, and not part only, of such Repurchase Shares, and the Company shall have a right, subject always to Sections 2.3(b) and 2.4, and to the extent legally permitted, to purchase or appoint a Person to purchase such

Repurchase Shares and, in the event the Company does not exercise such right, the Employee Shareholder shall have a right to sell such Repurchase Shares to a third party purchaser approved by the Company, for, (A) in the case of bad leavers, an aggregate cash purchase price not exceeding the lesser of (i) the fair market value of the Repurchase Shares and (ii) the price (including any taxes) paid by the Employee Shareholder for the Repurchase Shares at the time such Repurchase Shares were issued to the Employee Shareholder pursuant to an Option Plan or, (B) in the case of good leavers, the fair market value of the Repurchase Shares. In addition, the Company shall ensure that market standard good/bad leaver provisions are implemented with respect to the Option Plans.

(b)                                         Section 4.3(a) shall apply mutatis mutandis to any employees holding depository receipts in the Stichting, save that (A) and (B) and the last sentence in Section 4.3(a) shall not apply and the Company shall have a right to repurchase such employees’ Repurchase Shares from the Stichting for fair market value only irrespective of any good/bad leaver provisions that may apply to such employees.

ARTICLE V
NON COMPETE

5.1                                       Non Compete

Each Main Shareholder agrees with the Investors that if he ceases to be a shareholder of the Company (the “Cessation”) he will not on his own account or on behalf of any other person, directly or indirectly:

(a)                                          during the period of two (2) years from the date of Cessation (the “Non-Compete Period”) in any capacity (whether as principal, shareholder, manager, employee, independent contractor, consultant, agent or in any other way) engage or be interested in or employed by or provide any consultancy or other services, in each such case relating only to or concerning products that are sold, distributed and/or developed by the AVAST Group as at the date of Cessation, to an undertaking whose activities are substantially similar to and which competes with the business of the AVAST Group as carried on at the date of Cessation, in any country in which any Group Company has a place of business or distributes its products at the Cessation Date and in relation to which he has been involved in the twelve (12) months prior to the date of Cessation. For the avoidance of doubt, each Main Shareholder shall be entitled to engage or be interested in or employed by or provide any consultancy or other services to an undertaking whose activities are substantially similar to and which competes with the business of the AVAST Group provided such involvement does not in any way relate to products that are sold, distributed and/or developed by the AVAST Group as at the date of Cessation; or

(b)                                         during the Non-Compete Period entice or try to entice away from any Group Company to join or engage in an undertaking whose activities are substantially similar to and which competes with the business of the AVAST

Group or employ or try to employ a person who, at any time within the twelve (12) months prior to the date of Cessation, was an officer or employee of any Group Company engaged in a skilled or managerial or supervisory capacity.

5.2                                       Reasonableness of Restrictions.

The restrictions contained in Section 5.1 (each of which is a separate obligation) are considered reasonable by each party (each having taken separate legal advice) in all the circumstances as necessary to protect the legitimate interests of the Investors and the AVAST Group, but if any such restriction is judged by a competent court to be void but would be valid and enforceable if certain words were deleted or the period or area of application reduced, such restrictions apply with such modification to make them valid and effective.

5.3                                       Violation.

The covenants and undertakings contained in this Article V relate to matters which are of special, unique and extraordinary character and a violation of any of the terms of this Article V will cause irreparable injury to the Investors and /or the AVAST Group, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Article V will be inadequate. Therefore, the Investors or any Group Company will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Article V without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Article V are cumulative and in addition to any other rights and remedies which the Investors or any Group Company may have hereunder or at law or in equity.

ARTICLE VI
MISCELLANEOUS

6.1                                       Duration; Termination.

(a)                                          This Agreement shall continue in full force and effect until the date on which all Parties jointly and in writing agree to terminate this Agreement, it being understood that such termination shall not relieve any Party hereto from any liability or obligation for any matter, undertaking or condition which has not been done, observed or performed by such party or before termination.

(b)                                         In case a Party ceases to hold any Share(s) in the Company in accordance with the Agreement, such Party shall automatically cease to be a party to this Agreement.

6.2                                       Confidentiality.

Each Shareholder shall, and shall cause its employees, counsel and authorized representatives (collectively, “Authorized Representatives”) to, hold in confidence all Confidential Information of the Group Companies and their Affiliates provided or made available to such Shareholder or such Shareholder’s Authorized Representatives; provided, however, that the foregoing provision shall not apply to information which: (a) is generally known to the industry or the public; or (b) is or becomes available to such Shareholder on a non-confidential basis from a source other than a Group Company or its Affiliates, directors, officers, employees or agents (provided, further that such information may be disclosed (x) to any other Shareholder, Authorized Representative, or Transferee in a Permitted Transfer and (y) with respect to the Investors (without limiting clause (x) of this paragraph), their respective members, managers, directors, stockholders, limited partners, Affiliates, and financing sources, in each case, so long as such Person agrees to keep such information confidential upon receipt thereof). As used in this Agreement, the term “Confidential Information” means information that is used, developed or obtained by a Group Company in connection with its business, including processes, ideas, inventions (whether patentable or not), know-how, schematics, trade secrets, trademarks, copyrights, patents, designs and all other intellectual property and proprietary information, books, records, financial statements, customer lists, details regarding products and services, marketing information, sales information and all other technical, business, financial, customer and product development plans, forecasts, strategies and information, previously, presently, or subsequently disclosed to a Shareholder or a Shareholder’s Authorized Representatives. Notwithstanding the terms of this Agreement, Confidential Information may be disclosed by a Shareholder and its Authorized Representatives when compelled by governmental rule or regulation, or compelled by legal process or court order by a court of competent jurisdiction if such Shareholder (and/or its Authorized Representatives) has given the Company prompt written notice of such request or order and the Confidential Information to be disclosed as far in advance of its disclosure as possible so that the Company may seek an appropriate protective order or waive compliance by such Shareholder. For the avoidance of doubt, Parties confirm that they are aware of the fact that a copy of this Agreement and a copy of the Share Purchase Agreement will be attached to the terms and conditions (the “Trust Conditions”) under which the Stichting acquires Shares against assignment of Depositary Receipts and which will form part of the agreement between, and thus be made available to, the holders of Depositary Receipt issued by the Stichting. The term “Depositary Receipts” means the indication of the claim in the name of a holder of a Depositary Receipt vis-à-vis the Stichting, granted without the cooperation of the Company as referred to in article 2:227 paragraph 2 of the Dutch Civil Code.

6.3                                       Default Interest.

Interest at 7.5% per annum on a compounded basis shall accrue on any overdue amounts payable to the Investors.

6.4                                       Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

(a)                                          Other than with respect to matters relating to the governance of the Company, this Agreement and any non-contractual obligations arising out of or in connection with this Agreement and the relationship among the Parties shall be governed by, and interpreted in accordance with, English law. All matters which are the subject of this Agreement relating to matters of governance of the Company shall be governed and construed in accordance with the laws of The Netherlands.

(b)                                         Subject to (c) below, the English courts shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement (including claims for set-off and counterclaims), including disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement.

(c)                                          Any dispute arising from, out or in connection to this Agreement shall be referred to and finally resolved by the English courts. Any hearing shall be in English.

6.5                                       Severability.

It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Each of the provisions of this Agreement is severable.  Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be or becomes invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision, the effect of which is as close to its intended effect as possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that provisions of this Agreement conflict with the Amended and Restated Articles or the articles of association of the Czech Company, this Agreement shall prevail amongst the Parties to the extent legally permissible. In addition, the Parties hereby agree to amend the respective articles of association accordingly.

6.6                                       Assignments; Successors and Assigns.

Except in connection with any transfer of Shares of the Company in accordance with this Agreement, the rights of each Party under this Agreement may not be assigned. This Agreement shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives.

6.7                                       Notices.

All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by internationally recognized overnight courier or by telecopy, addressed as follows:

if to Mr. Kucera:

Trianon Office Building
Budějovická 1518/13a
140 00, Praha 4
Česká republika

Fax:  +420 274 005 888

Telephone:  +420 274 005 777

with a copy to:

White & Case, advokatni kancelar

Na Prikope 8

110 00 Prague 1

Czech Republic

Fax:  + 420 771 122

Telephone:  + 420 255 771 111

Attention:  Mr. Damian Beaven

if to Mr. Baudis:

Trianon Office Building
Budějovická 1518/13a
140 00, Praha 4
Česká republika

Fax:  +420 274 005 888

Telephone:  +420 274 005 777

with a copy to:

White & Case, advokatni kancelar

Na Prikope 8

110 00 Prague 1

Czech Republic

Fax:  + 420 771 122

Telephone:  + 420 255 771 111

Attention:  Mr. Damian Beaven

if to the Stichting:

Stichting Administratiekantoor Avast Software I

Prins Bernhardplein 200

1097JB Amsterdam

The Netherlands

Fax:  + 31 (0) 20 521 48 22

Telephone:  +31 20 521 47 77

Attention:  Mr. Eduard Kucera

with one copy to:

Stibbe

Stibbetoren
Strawinskylaan 2001
1077 ZZ  Amsterdam
The Netherlands

Fax:  +31 20 546 01 23

Telephone:  +31 20 546 06 06

Attention:  Mr. Michael Molenaars

and a second copy to:

White & Case, advokatni kancelar

Na Prikope 8

110 00 Prague 1

Czech Republic

Fax:  + 420 771 122

Telephone:  + 420 255 771 111

Attention:  Mr. Damian Beaven

if to the Investors:

Summit Partners Limited

Queensberry House, 3rd Floor

3 Old Burlington Street

London W1S 3AE

United Kingdom

Fax:  +4402076597550

Telephone:  02076597501

Attention:  Mr. Scott Collins

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street

34th Floor

Boston, Massachusetts 02110
United States of America
Fax:  +1 617 772 8377
Telephone:  +1 617 772 8333
Attention:  Mr. James Westra

and with a second copy to:

Weil, Gotshal & Manges s.r.o., advokátní kancelář

Charles Bridge Tower
Krizovnicke Nam. 193/2
110 00 Prague 1
Czech Republic

Fax:  +420 221 407 310

Telephone:  +420 221 407 300

Attention:  Mr. Karel Muzikář

if to the Company, to:

Prins Bernhardplein 200

1097JB Amsterdam

The Netherlands
Fax:  + 31 (0) 20 521 48 22

Telephone:  +31 20 521 47 77

Attention:  Mr. Eduard Kucera

with a copy to:

White & Case, advokatni kancelar

Na Prikope 8

110 00 Prague 1

Czech Republic

Fax:  + 420 771 122

Telephone:  + 420 255 771 111

Attention:  Mr. Damian Beaven

or to such other address as the Party to whom notice is to be given may have furnished to the other parties in hereto writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery if a Business Day or, if not a Business Day, the next succeeding Business Day, (b) in the case of internationally recognized overnight courier, on the next Business Day after the date when sent, and (c) in the case of telecopy transmission, when received if a Business Day or, if not a Business Day, the next succeeding Business Day. The receipt of copies of notices by the advisors of the Parties shall not constitute or substitute the receipt of such notices by such parties themselves. Any notice shall be deemed received by a Party regardless of whether any copy of such notice has been sent to or received by an advisor of such party, irrespective of whether the delivery of such copy was mandated by this Agreement.

For the avoidance of doubt, a notice delivered to Summit Partners limited pursuant to this Section shall be deemed duly delivered to each Investor.

6.8                                       Amendments.

Any amendment or supplementation of this Agreement, including of this Section 6.86.8, shall be effective upon the prior approval of (i) the holders of a majority of the Shares held by the Main Shareholders and (ii) the Investors, and shall be valid only if made in writing and signed by or on behalf of such Parties; provided, however, that any amendment, or supplementation that treats any holder of a certain class of capital stock disproportionately and adversely as compared to the treatment afforded to all other holders of such class of capital stock shall not be effective as to such holder without its prior written consent.

6.9                                       Counterparts.

This Agreement may be executed in any number of original or facsimile counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery. In relation to each counterpart, upon confirmation by or on behalf of a Party that such party authorizes the attachment of its counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect, together with such final text, as a complete authoritative counterpart.

6.10                                Headings.

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.11                                Whole Agreement.

This Agreement sets out the whole agreement between the Parties with respect to the subject matter of it. No Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other Party which is not expressly set out or referred to in this Agreement. Except for any liability in respect of breach of this Agreement, no Party shall owe any duty of care or have any liability in tort or otherwise to any other Party. This clause shall not exclude any liability for, or any remedy in respect of, fraudulent misrepresentation.

6.12                                Third Party Rights.

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

6.13                                No Partnership.

Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the Parties nor, except as may be expressly set out in it, constitute any Party the agent of the other Party for any purpose.

6.14                                Waiver.

No waiver by a Party of a failure by any other Party to perform any provision of this Agreement operates or is to be construed as a waiver in respect of any other failure whether of a like or different character.

6.15                                Waiver of rights under section 2:195 DCC

The Parties waive their rights to the furthest extent legally possible to have Shares valued by one or more independent experts (onafhankelijk deskundige(n)) as referred to in section 2:195 Dutch Civil Code (Burgerlijk Wetboek), if and to the extent Shares are transferred pursuant to or in accordance with the provisions of this Agreement.

6.16                                Further Assurances.

The Parties shall perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or required to implement and give effect to this Agreement. Furthermore, so far as it is legally able, each Party shall exercise all of its voting rights and powers (direct or indirect) available to it in relation to any Person and/or any Group Company and any of their Affiliates and take all other action necessary to (x) ensure that the provisions of this Agreement are completely and punctually observed and performed and that full effect is given to the principles, terms and agreements set out in this Agreement and (y) cause the Management Board and/or the management board of the Czech Company and their Affiliates to take, or refrain from taking, any and all actions pursuant to this Agreement and under the Amended and Restated Articles (including waiving or refraining from waiving the application of provisions of the Amended and Restated Articles, to the extent necessary and legally permissible), including (1) voting to remove and replace members of the Management Board (other than an Investors’ Director) and/or (2) calling meetings of the Management Board, the management board or a general meeting of the Shareholders and voting all of their Equity Securities, in each case, to the extent necessary in order to give full effect to the terms and provisions of this Agreement.

6.17                                                Effectiveness.

This Agreement shall become effective as of the date first written above.

*  *  *  *

IN WITNESS WHEREOF, the Parties have executed and delivered this Shareholders’ Agreement on the date first above written.

SUMMIT INVESTORS I, LLC

By:	Summit Investors Management, LLC
Its Manager
By:	Summit Partners, L.P.
Its Manager
By:	Summit Master Company, LLC
Its General Partner

By:	/s/ Martin J. Mannion
Name: Martin J. Mannion
Title: Member

SUMMIT INVESTORS I (UK), L.P.

By:	Summit Investors Management, LLC
Its General Partner
By:	Summit Partners, L.P.
Its Manager
By:	Summit Master Company, LLC
Its General Partner

By:	/s/ Martin J. Mannion
Name: Martin J. Mannion
Title: Member

Summit Partners AVT Coöperatief U.A.

By:	/s/ Scott Collins
Name:
Title:

By:	/s/ Eduard Kučera
Name: Mr. Eduard Kučera

By:	/s/ Pavel Baudiš
Name: Mr. Pavel Baudiš

Stichting Administratiekantoor Avast Software I

By:	/s/ Pavel Baudiš	By:	/s/ Eduard Kučera
Name:		Name:
Title:		Title:

INDEX OF ANNEXES

Annexes

Annex A	Czech Company
Annex B	Amended and Restated Articles
Annex 1.3(i)	Director Indemnification Agreement
Annex 4.2	Option Plan

INDEX OF DEFINITIONS

Term	Defined in
Acceptance Notice	Section 2.4(a)(i)
Acceptance Period	Section 2.4(a)(i)
Accepting Shareholder	Section 2.4(a)(ii)
Affiliate	Section 2.3(a)
Agreement	Title Page
Allotment	Section 2.4(a)(i)
Amended and Restated Articles	Preamble
Approved Sale	Section 2.6(a)
Authorized Representatives	Section 6.2
AV Comparative	Section 2.3(b)
AVAST Group	Recitals
Business Day	Section 1.3(b)
Cessation	Section 5.1
Chairman	Section 1.1(a)
Change of Control	Section 2.3(a)
Closing Date	Section 2.3(a)
Company	Title Page
Confidential Information	Section 5.2
Czech Board	Section 1.4
Czech Company	Recitals
Distributable Dividend Amount	Section 3.4(a)
Dragging Holders	Section 2.6(a)
Eligible Shareholders	Section 2.5(a)(ii)
Employee Shareholder	Section 4.3
Encumbrances	Section 2.2
Equity Securities	Section 2.1
Exercise Notice	Section 2.5(c)
Existing Shareholder Permitted Transferee	Section 2.3(a)
First Offer	Section 2.4(a)(i)
First Offeree	Section 2.4(a)(i)
First Offer Number	Section 2.7(b)
First Offeror	Section 2.4(a)
First Offer Period	Section 2.7(a)
Forced Sale	Section 3.2
Future Shareholder	Section 2.1
Governmental Authority	Section 2.3(a)
Group	Section 2.4(b)
Group Company	Recitals
ICSA	Section 2.3(b)
Indebtedness	Section 1.5(b)
Investment Amount	Preamble

Investors	Title Page
Investors’ Director	Section 1.1(b)(i)
Investors Option	Section 4.7
Liquid Securities	Section 2.3(d)
Liquidation	Section 2.6(b)
Liquidity Event	Section 3.1(a)
Lock-In Period	Section 2.3(a)
Main Shareholders	Title Page
Material Product	Section 2.3(b)
Mr. Baudis	Title Page
Mr. Kucera	Title Page
New Securities	Section 2.7(a)
Non-Compete Period	Section 5.1(a)
Offer	Section 2.7(a)
Offered Shares	Section 2.4(a)(i)
Option Exercise Notice	Section 4.1
Option Plans	Section 4.2
Option Shares	Section 4.1
Parties	Title Page
Party	Title Page
Permitted Transfer	Sections 2.3(a) and 2.4(a)
Person	Section 2.3(a)
Preferred Shares	Preamble
Pro Rata Amount	Section 2.4(a)(ii)
Purchase Notice	Section 2.7(b)
QIPO	Section 3.1(a)
Redeemed Investment Amount	Section 3.1(b)
Redemption Notice	Section 3.1(b)
Repurchase Notice	Section 4.3
Repurchase Shares	Section 4.3
Sale Notice	Section 3.2
Sale Shares	Preamble
Share Purchase Agreement	Preamble
Shares	Preamble
Shareholders	Section 2.1
Management Board	Section 1.1(a)
Tag-Along Notice	Section 2.5(a)(i)
Tag-Along Offeree	Section 2.5(a)
Tag-Along Offeror	Section 2.5(a)
Threshold Amount	Section 1.5(b)
Trade Sale	Section 2.6(a)
Transfer	Section 2.3(a)
Virus Bulletin	Section 2.3(b)
Warrantors	Preamble
Warranty	Preamble
West Coast Labs	Section 2.3(b)

Annex A

The Czech Company

Name: AVAST Software a.s.

Registered Address: Praha 4, Michle, Budějovická 1518/13A, Postal Code 14000, Czech Republic

Established: December 2006

Share Capital: 2,000 fully paid up shares, each with a nominal value of CZK 1,000

Shareholders: Mr. Kucera (50%) and Mr. Baudis (50%)

Subsidiaries: None

Annex B

Amended and Restated Articles

Annex 1.3(i)
Director Indemnification Agreement

DIRECTOR INDEMNIFICATION AGREEMENT

THE UNDERSIGNED:

1.                                       AVAST Software B.V., a company incorporated and existing under the laws of The Netherlands, having its registered office at Prins Bernhardplein 200, 1097JB Amsterdam, The Netherlands, and registered with the trade register of Amsterdam under registration number 17182514 (the “Company”); and

2.                                       Mr. Scott Collins, being nominated to the management board of the Company and the Company’s 100% owned subsidiary, AVAST Software a.s., a company incorporate under the laws of the Czech Republic, having its registered office at Praha 4, Michle, Budějovická 1518/13A, Postal Code 14000, Czech Republic (the “Czech Company”) (the “Director”).

The Company and the Director (jointly the “Parties”, and each individually a “Party”).

HEREBY AGREE AS FOLLOWS:

1.                                      INDEMNIFICATION

1.1                                 The Company shall indemnify the Director in case he is a party or is threatened to be made a party to or participant in any threatened, pending or contemplated action or suit, whether civil, criminal, administrative or investigative (including any such action or suit by or in the right of the Company)  (a “Proceeding”) to procure a judgment in the Company’s, the Czech Company’s or a third party’s favour by reason of the fact that he is or was (i) a member of the management board of the Company or the management board of the Czech Company (each a “Management Board” and together the “Management Boards”), or (ii) acting as and/or fulfilling the duties of a member of the management Boards, against damages and expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defence or settlement of such action or suit, if he acted in good faith and to the best of his knowledge in the best interest of the Company and/or the Czech Company (as applicable) (it being understood that the indemnification as set forth in this paragraph 1.1 shall not apply in respect of any directors’ liability that pursuant to mandatory Dutch corporate law may not be (contractually) limited nor excluded).

1.2                                 No indemnification is made in respect of any claim, issue or matter as to which the Director shall have been finally adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the Company and/or the Czech Company (as applicable), unless and only to the extent that a court of competent jurisdiction in the Netherlands or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, the Director is entitled to indemnification for such expenses which such court shall deem proper.

1.3                                 The indemnity granted to the Director hereunder will include all damages, losses, fines, costs, amounts paid in settlement, reasonable expenses and legal fees the Director may at any time incur provided that the Director shall consult with the Company before concluding any settlement.

1.4                                 Expenses incurred in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding, upon receipt of an undertaking by or on behalf of the Director, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.

1.5                                 If either (a) a claim with respect to any right to indemnification is not paid in full (following the final disposition of the applicable Proceeding) by the Company within thirty (30) days after a written claim has been received by the Company, or (b) a request for advancement of expenses is not paid in full by the Company within twenty (20) days after a written claim has been received by the Company, then, in either case, the Director may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim either in main proceedings or request an advance payment in summary proceedings (“Kort geding”) before a district court of competent jurisdiction.  If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of any undertaking, the Director shall be entitled to be paid the reasonable expense (including attorneys’ fees) of prosecuting or defending such suit.  In any suit brought by the Director to enforce a right to indemnification or to an advancement of expenses (whether hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking or otherwise), the burden of proving that the Director is not entitled to be indemnified, or to such advancement of expenses, shall be on the Company.

1.6                                 The indemnity granted to the Director hereunder shall not be deemed exclusive of any right to which those indemnified may be entitled under any agreement, vote of shareholders or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue in case the Director ceases to be a member of either Management Board. The indemnification shall inure to the benefit of the heirs, executors and administrators of those persons indemnified.

2.                                      MISCELLANEOUS

2.1.                              If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

2.2                                 Each Party shall promptly execute and deliver all such documents, and do all such things, as the other Parties may from time to time require for the purpose of giving full effect to the provisions of this Agreement.

2.3                                 Amendments or modifications to this Agreement shall not be of effect unless they are agreed in writing and signed by or on behalf of each Party.

2.4                                 This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which is an original and which together have the same effect as if each Party had signed the same document.

2.5                                 This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of the Netherlands.

2.6                                 The Parties irrevocably agree that the courts of the Netherlands have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

[Remainder of page left intentionally blank]

THUS SIGNED AND AGREED in London on August 20, 2010.

AVAST Software B.V.
By:
Its:
By:
Its:

Scott Collins

Annex 2.3(a)
Threshold Transaction

The terms “Threshold Transaction” means either a QIPO or a sale by the Main Shareholders resulting in a Change of Control where the price per Share is equal to or exceeds USD 5,556, provided that an appropriate adjustment to such price per share shall be made in the event of a stock split, stock dividend or other form of recapitalisation.

Annex 4.2

Option Plan

Plan Type: Employee Share Option Plan

	Issue	Suggested Rule/Term

1.	Name of Plan	AVAST Software Option Plan (the “New Plan”)

2.	Shares	Ordinary Shares of EUR 0.1 each par value in the capital of AVAST Software B.V. (the “Company”), to be issued or transferred on the exercise of options under the New Plan (the “Shares”)

3.	Eligibility	Employees and executive directors of the Company and any controlled subsidiary of the Company (“Eligible Persons”) with the exception of Mr. Kucera and Mr. Baudis.

4.	Operation

The Plan will be constituted and governed by a set of rules adopted by the board of directors of the Company and administered by the Company’s Compensation Committee (the “Committee”), which will be a duly appointed committee of the board of directors of the Company. The Committee will be particularly responsible for setting grant levels, exercise prices, vesting conditions and other material terms. The Committee shall have 3 members of which one shall be a representative of Summit. All decisions of the Committee shall be taken by a simple majority of the votes.

The Plan will be structured to provide sufficient flexibility, enabling the Committee to grant options to different Eligible Persons on varying terms (as evidenced in separate option agreements — see Section 5 below). The terms set out in separate option agreements will be confidential (except to the extent that disclosure is required under accounting rules, stock exchange or similar organized market rules or by local law).

5.	Grant of options under the New Plan

The New Plan is discretionary. Options may be granted at any time to Eligible Persons.

The Committee will select participants in the New Plan from the Eligible Persons. Options will be granted by resolution of the Committee.

The terms relating to each option will be governed by the rules of the New Plan and an option certificate.

Each option certificate will include the following:

(i)     the number of shares under option;

(ii)    the exercise price for the option;

(iii)   the vesting conditions/periods; and

(iv)   any applicable performance conditions or other criteria.

6.	Plan limit/dilution

No more than 5% of the issued share capital of the Company may be allocated under the New Plan.

For these purposes, allocated means subject to an option granted under the New Plan, with the exception of options which have lapsed.

7.	Number of Shares under option	Options to be granted under the New Plan will be specified over a specific number of Shares.

8.	Exercise price

Under the New Plan, unless/until there is an IPO, the Committee shall have full discretion to determine the exercise price of options provided, normally, that the exercise price shall be an amount which is no less than 80% of the price per share paid under the Share Purchase Agreement for the Summit Partners transaction unless otherwise agreed upon by all members of the Committee..

9.	Vesting

There will be a facility in the New Plan to allow the Board flexibility in setting different vesting schedules for different grants and Optionholders. The vesting schedules will appear in the individual option certificates.

In practice, it is anticipated that options will become exercisable in four equal tranches, on the first, second, third and fourth anniversaries of grant.

However, in default of a specific schedule, options will become fully exercisable on the fourth anniversary of grant, subject to (i) satisfaction of any performance conditions or other performance criteria (as determined by the Committee), and (ii) continued employment.

Point of vesting/exercise to be accelerated in the event of a change of control. However, the number of shares which may be realised on exercise can be reduced pro-rata (or just limited to the number already vested) — see Section 11 below.

10.	Performance conditions

The New Plan will have a facility to impose performance conditions. In practice, the Committee will determine the performance conditions, if any, that will apply to new options.

Different conditions can be applied to each participant.

11.	Exit Event

a)    Various approaches are available for options in the event of a takeover, scheme of arrangement, merger or other corporate reorganisation of the Company and/or an IPO (the “Exit Event”). These include fully accelerated vesting, exercise of vested options only (or, at least, the number of shares to be realised on exercised will be pro-rated), and an ability to force rollover (i.e. the exchange of options for options over shares in the acquiring company).

b)    Shares arising from the exercise of any options prior to an Exit Event are to be held subject to conditions relating predominantly to voting rights.

c)    Retention of Shares post exercise will be effected through a Dutch foundation, other than Stichting I (“STAK”) or similar trust/nominee arrangement. Deposit certificates of STAK (or the securities evidencing participation in similar trust/nominee arrangement) (i) cannot be exchanged for Shares and (ii) can only be subject to redemption by STAK (or entity managing trust/nominee arrangement).

d)    If a participant leaves after he has exercised his options but before an Exit Event, the treatment of the resulting shares would, typically be governed by the terms of the Company’s underlying articles (or other constitutional documents). To the extent that compulsory acquisition is required, but not provided by the articles, acceptance of a provision relating to sale shall be included as a condition on exercise. Any such compulsory sale could be effected through a put/call option held by the

STAK (or similar trust/nominee arrangement) and/or by the Founders and Summit.

e)    In the event of cessation of employment as a good leaver, shares will be acquired at the prevailing fair market value (“FMV”).

f)    In the event of cessation of employment as a bad leaver, shares will be acquired at the lower of prevailing FMV and the cost (exercise price) of the shares plus any taxes paid by the employee directly related to the prior exercise of the underlying options.

g)    FMV to be determined by the Committee, in line with accepted method and practice for share valuation and, if required by the Committee, in consultation with the Company’s auditors or an independent expert valuer.

12.	Termination of employment — bad leaver

A bad leaver will be someone who ceases to be an employee or director because they have resigned from employment/office or because their employer has terminated their employment or engagement for misconduct or poor performance.

Subject to the discretion referred to below (Section 14), all options of bad leavers will lapse on the earlier of the employee/director giving notice to terminate their employment/appointment and cessation of the employment/office.

13.	Termination of employment — good leaver

A good leaver will be someone who is not a bad leaver. Good leavers will be entitled to exercise their vested options within a period of 6 months after cessation of employment. Unvested options will lapse, subject to the discretion referred to below (Section 14).

14.	Discretion	The Committee will have the discretion to allow exercise of a bad leaver’s vested options or a good leaver’s unvested options and, in each case, to decide to what extent they may be exercised.

15.	Lapse	Options which have not previously lapsed or been exercised will lapse automatically on the tenth anniversary of grant.

16.	Variation in share capital and dividends	Subject to provisions of item 6 herein above, the exercise price of an option and/or the number of shares subject to it may be adjusted, at the discretion of the Committee, following variations in the Company’s capital.

17.	Amendments

The Committee shall have full power to amend the New Plan and options granted under it other than any matters set out above in Items 2, 3, 4 (with respect to the Summit representative), 6 and 11(e), (f) and (g), which shall require the prior written consent of the Summit representative on the Committee.

18.	Termination	The New Plan will automatically terminate on the tenth anniversary of its adoption, unless terminated earlier by the Committee. Termination will not affect the rights of existing optionholders.

19.	Costs

The Company will pay the costs of introducing and administering the New Plan. Each subsidiary company may be required to reimburse the Company for any costs incurred in connection with the grant of options to, or exercise of options by, employees of that subsidiary company. (To be considered as a recharge of expenses may result in certain undesirable personal tax implications for the employees in the Czech Republic)